Exhibit 4.29

Agreement for the Issuance and Subscription of Convertible Notes	1

Executed Version

Agreement for the Issuance and Subscription of

Convertible Notes

dated as of December 8, 2020

by and between

WISeKey International Holding Ltd.	(hereinafter the “Issuer”)
General-Guisan-Strasse 6, 6300 Zug
a company incorporated under the laws of Switzerland and
registered in the commercial registry under the federal number
CHE-143.782.707

and

GLOBAL TECH OPPORTUNITES 8, a Cayman Island	(hereinafter the “Investor”)
Company with its registered office situated at ARKA Corporate
Services (Cayman) Limited, 71 Fort Street, 1st Floor Appleby
Tower, P.O. Box 950 Grand Cayman KY1-1102, Cayman Islands

The Issuer and the Investor are hereinafter referred individually as a “Party” and together as the “Parties”.

regarding the grant of a convertible loan facility denominated in notes convertible into registered shares, par value CHF 0.05 each, of the Issuer

Agreement for the Issuance and Subscription of Convertible Notes	2

Whereas:

A.	The Issuer is a Swiss company limited by shares listed on SIX Swiss Exchange and with ADSs traded on Nasdaq.

B.	As at the date of this Agreement, the Issuer has issued shares with a nominal value of CHF 0.01 each (the “Class A Shares”) and with a nominal value of CHF 0.05 each (the “Class B Shares”). The Class B Shares are listed and traded on SIX Swiss Exchange. As of the date of this Agreement, the Issuer has an authorized share capital of CHF 640,445.30 divided into 12,808,906 Class B Shares and a conditional share capital of CHF 46,316.55 divided in 926,331 Class B Shares reserved for rights granted in connection with Rights Bearing Obligations (as such term is defined in Article 4b of the Issuer's articles of association).

C.	The Issuer and the Investor have agreed to enter into this Agreement with respect to the commitment of the Investor to subscribe, over the course of a period of eighteen (18) months (subject to acceleration as set out herein) starting from the date of this Agreement, for loan notes issued by the Issuer with an aggregate principal value of up to a maximum of fifteen million five hundred thousand Swiss Francs (CHF 15,500,000) (the “Maximum Commitment”) convertible into Shares, such convertible loan notes divided into tranches comprising (i) the first tranche in the amount of seven hundred and fifty thousand Swiss Francs (CHF 750,000) (the “First Tranche”), (ii) a second tranche in the amount of one million seven hundred and fifty thousand Swiss Francs (CHF 1,750,000) (the “Second Tranche”), (iii) a third tranche in the amount of the Third Tranche Amount (as defined below) (the “Third Tranche”), (iv) a fourth tranche in the amount of the Fourth Tranche Amount (as defined below) (the “Fourth Tranche”) and (v) six (6) tranches subsequent to the First Tranche, the Second Tranche, the Third Tranche and the Fourth Tranche in the amount of one million five hundred thousand Swiss Francs (CHF 1,500,000) (collectively the “Subsequent Tranches”, and together with the First Tranche, the Second Tranche, the Third Tranche and the Fourth Tranche, collectively the “Tranches”). The amount of each Tranche may be decreased at the option of the Investor by 50% (and number of Tranche’s accordingly increased) if certain conditions are met in accordance with the terms of this Agreement (a “Tranche Size Decrease”). Each Tranche is comprised of sub-notes with a principal amount of ten thousand Swiss Francs (CHF 10,000) each (each a “Convertible Note”). By way of example, the First Tranche is comprised of seventy five (75) Convertible Notes. The applicable Terms (as defined below) with respect to the Convertible Notes are set out in Schedule 1.

It is therefore agreed as follows:

1.	Definitions and Interpretation

(a)	In this Agreement, the following terms, when written with a capital initial letter, have the meaning ascribed to them below, in the Terms or elsewhere in the Agreement. In case of a discrepancy between the definition appearing in this Clause 1 and that appearing in a specific provision of this Agreement, such latter definition will prevail.

Agreement for the Issuance and Subscription of Convertible Notes	3

10 Non-Bank Rule	shall mean the rule that the aggregate number of creditors under this Agreement which are not Qualifying Banks must not at any time exceed ten (10), if and as long as a violation of this rule results in Swiss Withholding Tax consequences for the Issuer, in each case in accordance with the meaning of the Guidelines or the applicable legislation or explanatory notes addressing the same issues that are in force at such time;

20 Non-Bank Rule	shall mean the rule that (without duplication) the aggregate number of lenders (including the Lender) other than Qualifying Banks, of the Issuer under all its outstanding debts relevant for classification as debenture (Kassenobligation) must not at any time exceed twenty (20), if and as long as a violation of this rule results in Swiss Withholding Tax consequences for the Issuer, in each case in accordance with the meaning of the Guidelines or the applicable legislation or explanatory notes addressing the same issues that are in force at such time;

ADSs	American Depositary Shares representing Class B Shares;

Affiliate	shall mean a person or entity that directly or indirectly Controls, is Controlled by, or is under common Control with, another person or entity;

Agreement	means this agreement, as amended from time to time;

Backstop Date	shall have the meaning ascribed to it in Clause 7(c);

Bloomberg	means Bloomberg LP, or should Bloomberg LP cease to exist, any other financial news and data service provider of reference publishing reliable data on the Shares;

Board of Directors	means the board of directors of the Issuer;

Business Day	shall have the meaning set forth in the Terms;

Cash Redemption Formula	shall have the meaning set forth in Clause 8;

Change of Control	shall have the meaning set forth in the Terms;

Class B	Shares shall have the meaning set forth in recital B;

Agreement for the Issuance and Subscription of Convertible Notes	4

Closing Date	means with respect to a given Tranche, the date on which the Subscription Price with respect to such Tranche is transferred to the Issuer by the Investor in accordance with the terms of this Agreement;

Commitment Fee(s)	shall have the meaning set forth in Clause 16;

Commitment Period	means a period starting on the second Business Day following the Signing Date and ending on the date falling eighteen (18) calendar months thereafter;

Control means	the possession, directly or indirectly, of the power to direct or influence the direction of the management or policies of a person, whether through ownership or otherwise, and the terms "Controlling" and "Controlled" shall have a correlative meaning;

Convertible Notes	shall have the meaning set forth in recital C;

Conversion	shall have the meaning set forth in the Terms;

Conversion Amount	shall have the meaning set forth in the Terms;

Conversion Date	shall have the meaning set forth in the Terms;

Conversion Notice	shall have the meaning set forth in Clause 8(a), and having the form set out in Schedule 3 and to be sent to via email to: exercise_notice@wisekey.com and wihn_ihn@zkb.ch;

Conversion Period	means the period during which Conversion may be made according to the Terms and being for each Convertible Note issued under a Tranche the period from the Subscription Date and ending on the twelve (12) month anniversary of the Subscription Date (provided that the Conversion Period may be shortened as set out herein);

Conversion Price	shall have the meaning set forth in the Terms;

Cool Down Period	means a period following a Closing Date during which the Issuer may only issue a new Tranche at the Investor’s option which shall be (a) with respect to the First Tranche, the period from the First Issuance Date up to the Second Issuance Date, (b) with respect to the Second Tranche, the period from the Second Issuance Date up to the Third Issuance Date, (c) with respect to the Third Tranche, a period of fifty (50) Trading Days following the Closing Date of the Third Tranche and (d) with respect to the Fourth Tranche and each Subsequent Tranche the lesser of (i) thirty (30) Trading Days following the Closing Date of the relevant Tranche and (ii) the period defined by the formula below and expressed in Trading Days:

Agreement for the Issuance and Subscription of Convertible Notes	5

Cool Down Period =
Where:

V = Value of the tranche to be issued in CHF K = 1/5 = 40 – day average daily value traded (trimmed for 5% of the outliers) in CHF

In the case where a Cool Down Period is ongoing, and:

(i)             the Issuer fails to deliver the Shares resulting from the conversion of the Notes within two Trading Days (or if the Shares have been suspended from trading for any reason, two (2) Business Days) from a Conversion Notice;

(ii)           the shares are suspended from trading for any reason; or

(iii)           more generally in any case where the Investor is prevented from trading on the Shares (including in the case where any insider information (with the meaning provided by article 142 FMIA) has been disclosed by the Issuer to the Investor), the duration of the ongoing Cool Down Period shall be automatically extended by the duration of the event mentioned in (i), (ii) or (iii) above.

Event of Default	shall have the meaning set forth in Clause 12(a) below;

Exchange	shall have the meaning set forth in the Terms;

Floor Price	shall have the meaning set forth in Clause 5.2(a)(i);

First Issuance Date	means the first Business Day following the date of this Agreement;

First Tranche	shall have the meaning given in recital C;

Agreement for the Issuance and Subscription of Convertible Notes	6

FMIA	means the Swiss Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading of June 19, 2015, as amended from time to time;

Fourth Tranche	shall have the meaning given in recital C;

Fourth Tranche Amount	means the sum of (i) one million five hundred thousand Swiss Francs (CHF 1,500,000) plus (ii) the amount by which (if any) that the Third Tranche Amount was less than two million five hundred thousand Swiss Francs (CHF 2,500,000) (or 50% of such sum in the event that there has been a reduction of Tranche size in accordance with Clause 2.2);

Group Companies	means the Issuer and its subsidiaries;

Guidelines	shall mean, together, guideline S-02.123 in relation to interbank loans of 22 September 1986 (Merkblatt 'Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)" vom 22. September 1986), guideline S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner), circular letter No. 34 of 26 July 2011 (1-034-V-201 1) in relation to deposits (Kreisschreiben Nr. 34 'Kundenguthaben' vom 26. Juli 2011) and the circular letter No. 15 of 3 October 2017 in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax and Swiss stamp taxes (Kreisschreiben Nr. 15 'Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben' vom 3. Oktober 2017), circular letter No. 46 of 24 July 2019 (1-046-VS-2019) in relation to syndicated credit facilities (Kreisschreiben Nr. 46 betreffend

HMT	shall have the meaning set forth in Clause 10;

Indebtedness

means any indebtedness for or in respect of:

(i)     any monies borrowed pursuant to one or more credit facility agreements or the issue of bonds, notes, debentures, loan stock or any similar instrument; and

(ii)   the amount of any liability in respect of any guarantee for any of the items referred to in paragraph (i) above,

it being understood that any amount calculated under this definition may only be counted once, even if an item may qualify under various paragraphs;

Agreement for the Issuance and Subscription of Convertible Notes	7

Indemnified Liabilities	shall have the meaning set forth in Clause 21;

Investor Indemnities	shall have the meaning set forth in Clause 21;

Investor Suspension Period	shall have the meaning set forth in Clause 3.1(b);

Lien	means any mortgage, lien, pledge, charge or any other security interest or encumbrance of any kind, except the interest of a vendor or lessor arising out of the acquisition of or agreement to acquire any property or asset under any conditional sale agreement, lease purchase agreement, sale in view of and subsequent leaseback arrangement or other similar title retention agreement;

Material Adverse Change	shall have the meaning set forth in the Terms;

Maximum Commitment	shall have the meaning set forth in recital C;

New Shares	shall have the meaning set forth in the Terms;

Non-Bank Rules	shall mean, together, the 10 Non-Bank Rule and the 20 Non-Bank Rule;

OFAC SDN List	shall have the meaning set forth in Clause 10;

Parties	shall have the meaning set forth on the cover page of this Agreement;

Pricing Period	shall have the meaning ascribed to it in the Terms;

Qualifying Bank	shall mean (a) any bank as defined in the Swiss Federal Code for Banks and Savings Banks dated 8 November 1934 (Bundesgesetz über die Banken und Sparkassen) or (b) a person or entity which effectively conducts banking activities with its own infrastructure and staff as its principal business purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all and in each case within the meaning of the Guidelines;

Agreement for the Issuance and Subscription of Convertible Notes	8

Redemption	shall have the meaning ascribed to it in Clause 16;

Reference Date	shall mean the respective Trading Day immediately preceding the relevant Subscription Date;

Restricted Period	shall have the meaning set forth in Clause 11(e);

Sanctions	shall have the meaning set forth in Clause 10;

Sanctions Programs	shall have the meaning set forth in Clause 10;

Second Tranche	shall have the meaning given in recital C;

Second Issuance Date	means 16 December 2020;

Securities Act	shall have the meaning set forth in Clause 11(e).

Shares	shall have the meaning set forth in the Terms;

Signing Date	is the date of this Agreement;

Step Plan	shall have the meaning set forth in Clause 7(e).

Subscription Dates	the dates on which the Tranches are subscribed for by the Investor;

Subscription Price	shall have the meaning set forth in Clause 2.1;

Subscription Request	shall have the meaning given in Clause 2.1;

Subsequent Tranche	shall have the meaning given in Recital C;

Swiss Withholding Tax	shall mean the tax imposed based on the Swiss Federal Act on Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer) together with the related ordinances, regulations and guidelines;

Tax	shall mean any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) imposed by any jurisdiction, government, state or agency of a state;

Agreement for the Issuance and Subscription of Convertible Notes	9

Tax Deduction	shall mean a deduction or withholding for or on account of Tax from a payment (in cash or in kind) under this Agreement or the Warrant Agreement;

Terms	means the terms and conditions of the Convertible Notes set out in Schedule 1;

Third Issuance Date	means 30 December 2020;

Third Tranche	shall have the meaning given in recital C;

Third Tranche Amount	shall mean the lower of (i) two million five hundred thousand Swiss Francs (CH F 2,500,000) (or 50% of such amount in the event that there has been a reduction of Tranche size in accordance with Clause 2.2) and (ii) an amount equal to 70% of the market value of the 5,000,000 Shares held by the Issuer in treasury (created previously out of the Issuer's authorized capital (referred to in Clause 5.2(a)(vi)), plus any Shares remaining out of the Issuer's conditional share capital (reserved for rights granted to third parties or shareholders in connection with Rights Bearing Obligations (as such term is defined in Article 4b of the Issuer's articles of association) that have not yet been used for the purpose of the conversion of the Convertible Notes issued pursuant to the First Tranche, in each case determined by reference to the 5-Trading Day VWAP per Share as of December 28, 2020 for the purpose of settling outstanding Convertible Notes minus the sum of the principal amount of outstanding Convertible Notes from the First Tranche and the Second Tranche (rounded down to the nearest CHF 10,000) (or 50% of such amount in the event that there has been a reduction of Tranche size in accordance with Clause 2.2);

Trading Day	shall have the meaning set forth in the Terms;

Tranche	shall have the meaning set forth in recital C;

Transaction Costs	means all reasonable costs (including fees and charges) incurred by the Investor in connection with the sale of New Shares;

Tranche Size Decrease	shall have the meaning set forth in recital C;

UNSC	shall have the meaning set forth in Clause 10;

U.S. Person(s)	shall have the meaning set forth in Clause 11(e);

VWAP	means the per Share volume weighted average price derived by dividing the total value of Shares traded by the total volume of Shares traded, as displayed under the heading “Bloomberg VWAP” on the relevant page of the Bloomberg screen (or its equivalent successor if the relevant page is no longer available and, if no such page is available, the market value of a Share determined by the Board of Directors in good faith using a volume weighted average method);

Agreement for the Issuance and Subscription of Convertible Notes	10

Warrant Agreement	shall have the meaning set forth in clause 2.8; and

Warrants	shall have the meaning set forth in clause 2.8.

(b)	References in this Agreement to the Clauses and Schedules are to the Clauses of, and Schedules to, this Agreement and references to Paragraphs are to paragraphs in a Schedule. The Schedules form part of and are deemed to be incorporated in this Agreement and the Issuer and the Investor are bound by the terms and conditions set out therein as if they were part of the body of this Agreement.

(c)	References in this Agreement to any act, statute or statutory provision include references to any such provision as amended, re-enacted or replaced (with or without modification) provided that this Clause 1.3 will not operate to impose any greater financial or other liability on any Party than it would have been under but for such amendment, re-enactment, replacement or modification.

(d)	References in this Agreement to the singular include references to the plural and vice versa and references to the masculine gender include references to the feminine and neuter gender and vice versa.

(e)	Headings in this Agreement are inserted for convenience only and will not affect the interpretation of this Agreement or any part of it.

(f)	In this Agreement the words “includes”, “including” and “included” will be construed without limitation.

(g)	The words “hereof”, “herein”, “herewith” and “hereunder” and words of similar import, when used in this Agreement, shall, in the absence of a specific provision to the contrary, refer to this Agreement as a whole.

(h)	Any reference in this Agreement to a “person” includes any individual, body corporate, trust, partnership, joint venture, unincorporated association or governmental, quasi-governmental, judicial or regulatory entity (or any department, agency or political subdivision of any such entity), in each case whether or not having a separate legal personality.

2.	The Convertible Notes and Warrants

2.1	Issuance

(a)	On the First Issuance Date, subject to the satisfaction or waiver by the Investor of the conditions set out in Clause 5, the Issuer shall issue to the Investor the First Tranche comprised of seventy five (75) Convertible Notes in the aggregate principal amount of seven hundred and fifty thousand Swiss Francs (CHF 750,000).

Agreement for the Issuance and Subscription of Convertible Notes	11

(b)	On the Second Issuance Date, subject to the satisfaction or waiver by the Investor of the conditions set out in Clause 5, the Issuer shall issue to the Investor the Second Tranche comprised of one hundred and seventy-five (175) Convertible Notes in the aggregate principal amount of one million seven hundred and fifty thousand Swiss Francs (CHF 1,750,000).

(c)	On the Third Issuance Date, subject to the satisfaction or waiver by the Investor of the conditions set out in Clause 5, the Issuer shall issue to the Investor the Third Tranche in the aggregate principal amount of the Third Tranche Amount, comprised of Convertible Notes in the amount of the Third Tranche Amount divided by ten thousand (10,000).

(d)	On the Fourth Issuance Date, subject to the satisfaction or waiver by the Investor of the conditions set out in Clause 5, the Issuer shall issue to the Investor the Fourth Tranche in the aggregate principal amount of the Fourth Tranche Amount, comprised of Convertible Notes in the amount of the Fourth Tranche Amount divided by ten thousand (10,000).

(e)	Following the issuance of the Fourth Tranche up to the end of the Commitment Period, subject to the satisfaction or waiver by the Investor of the conditions set out in Clause 5, the Issuer shall have the right (but not the obligation) to require the Investor to subscribe for up to six (6) Subsequent Tranches (or such additional number of Tranches as may be allowed under this Agreement in the event that there has been a reduction of Tranche size in accordance with Clause 2.2) in the amount of one million five hundred thousand Swiss Francs (CHF 1,500,000) (or 50% of such amount in the event that there has been a reduction of Tranche size in accordance with Clause 2.2) by submitting a written notice in accordance with Clause 19.1 (a “Subscription Request”) to the Investor in the form attached hereto as Schedule 2.

(f)	For the avoidance of doubt, the total amount of Convertible Notes with respect to all Tranches shall not exceed the principal amount of fifteen million five hundred thousand Swiss Francs (CHF 15,500,000).

(g)	The Convertible Notes comprising each Tranche shall be issued at a subscription price per Convertible Note equal to one hundred per cent (100%) of their principal amount (the “Subscription Price”). Certain legal fees of the Investor shall be deducted from the Subscription Price to be paid by the Investor with respect to the First Tranche in accordance with Clause 19.7. The Convertible Notes shall each have the terms and conditions set out in Schedule 1 and in this Agreement.

Agreement for the Issuance and Subscription of Convertible Notes	12

2.2	Reduction of Tranche Size

(a)	Should the average daily value traded of the Shares (excluding ten per cent (10%) of the data points from the top and ten per cent (10%) of the data points from the bottom of the data set) for the twenty (20) Trading Days immediately prior to the date of the Subscription Request be lower than fifty thousand Swiss Francs (CHF 50,000), the Investor shall have the right with respect to the Second Tranche and the relevant Subsequent Tranche to which such Subscription Request relates to reduce the Principal Amount of such Second Tranche or Subsequent Tranche, as the case may be, by fifty percent (50%) (i.e. the principal amount of the relevant Subsequent Tranche shall be reduced from one million five hundred thousand Swiss Francs (CHF 1,500,000) to seven hundred and fifty thousand Swiss Francs (CHF 750,000)). Upon exercise of such right by the Investor, the number of Tranches remaining available for issuance under this Agreement shall be adjusted upward accordingly so that the total Swiss Franc amount of the Commitment shall remain unchanged.

(b)	The Tranche size shall always be rounded down to the nearest ten thousand Swiss Francs (CHF 10,000) in the event of a reduction of the size of a Tranche in accordance with this Clause 2.2.

2.3	Subscription of the First Tranche

The Investor shall subscribe on the First Issuance Date for the First Tranche by delivering the subscription form in the form attached as Schedule 4 and paying to the Issuer the Subscription Price (being 100% of the aggregate Principal Amount of the Convertible Notes, or seven hundred and fifty thousand Swiss Francs (CHF 750,000)) as follows:

(a)	thirty three thousand Swiss Francs (CHF 33,000) shall be paid by the Investor to the Issuer by way of set-off against the certain, liquid and due receivable amounting to thirty three thousand Swiss Francs (CHF 33,000) held by the Investor against the Issuer corresponding to the amount of the Investor's legal fees remaining as provided for in Clause 19.1 (as evidenced by an invoice issued by the Investor to the Issuer);

(b)	one hundred and eleven thousand seven hundred and fifty Swiss Francs (CHF 111,750) shall be paid by the Issuer to the Investor by way of set-off against the certain, liquid and due receivable amounting to the same amount held by the Investor against the Issuer corresponding to a part of the amount of the Commitment Fee payable upon disbursement of the First Tranche as provided for in Clause 16; and

(c)	the balance of the Subscription Price shall be paid by electronic wire transfer in immediately available and freely transferable funds in Swiss Francs to the Issuer Account.

2.4	Subscription of the Second Tranche

The Investor shall subscribe for the Second Tranche on the Second Issuance Date, by delivering the subscription form in the form attached as Schedule 4 and paying to the Issuer the Subscription Price (being 100% of the aggregate Principal Amount of the Convertible Notes) as follows:

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(a)	two hundred and sixty thousand seven hundred and fifty Swiss Francs (CHF 260,750) shall be paid by the Investor to the Issuer by way of set-off against the certain, liquid and due receivable amounting to the same amount held by the Investor against the Issuer corresponding to a part of the amount of the Commitment Fee payable upon disbursement of the Second Tranche as provided for in Clause 16; and

(b)	the balance of the Subscription Price shall be paid by electronic wire transfer in immediately available and freely transferable funds in Swiss Francs to the Issuer Account.

2.5	Subscription of the Third Tranche, the Fourth Tranche, and the Subsequent Tranches

The Investor shall subscribe on each subsequent Closing Date following the Second Issuance Date to the number of Convertible Notes specified in the relevant Subscription Request (subject to the limitations and conditions set forth in this Agreement), by delivering the subscription form in the form attached as Schedule 4 and paying to the Issuer the aggregate Subscription Price for the Convertible Notes as follows:

(a)	An amount equal to 2.5% of the Subscription Price for such Tranche shall be paid by the Investor to the Issuer by way of set-off against the certain, liquid and due receivable in the same amount held by the Investor against the Issuer corresponding to a part of the amount of the Commitment Fee with respect to the relevant Tranche as provided for in Clause 16; and

(b)	the balance of the Subscription Price shall be paid by electronic wire transfer in immediately available and freely transferable funds in Swiss Francs to the Issuer Account.

2.6	Investor Call

The Investor shall have the right to require the issue of a maximum of two (2) Tranches following the Third Tranche (either both at once or each separately) by submitting a written notice via email to the Issuer to the email address exercise_notice@wisekey.com in the form attached hereto as Schedule 5.

2.7	Other Terms Related to the Convertible Notes

(a)	On or before the date hereof, the Issuer shall procure or have procured that the Board of Directors has passed a resolution to (i) authorize the execution and performance of this Agreement and the issuance of the Tranches and Convertible Notes issuable under this Agreement as well as the execution and performance of the Warrant Agreement (as defined below) and the issuance of the Warrants (as defined below) issuable under the Warrant Agreement and (ii) exclude the advance subscription rights of shareholders (Vorwegzeichnungsrecht) in connection with the issuance of these Convertible Notes and Warrants.

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(b)	Further, the Issuer shall procure that the Board of Directors, as of each relevant Subscription Request, has reserved, or continues to reserve or have reserved, for the Investor out of the then issued and outstanding conditional share capital of the Issuer (reserved for rights granted to third parties or shareholders in connection with Rights Bearing Obligations (as such term is defined in Article 4b of the Issuer's articles of association)) and/or out of Shares held in treasury by the Company or one of its Subsidiaries, in each case in a manner compliant with Swiss law, at least (A) 130% with respect to the First Tranche, the Second Tranche and the Third Tranche, and (B) 140% with respect to the Fourth Tranche and each Subsequent Tranche, in each case of such number of Shares as would be required to be delivered by the Company to the Investor upon conversion of all outstanding Convertible Notes together with the Convertible Notes to be issued pursuant to the relevant Subscription Request calculated by dividing the aggregate principal amount of all such Convertible Notes by the VWAP as of the date of such Subscription Request or the relevant Closing Date (as the case may be). The Issuer shall procure that the Board of Directors resolves to allot the Convertible Notes so subscribed to the Investor without undue delay following payment.

(c)	The Issuer is not required to deliver physical certificates representing the Convertible Notes to the Investor. Payment of the Subscription Price for each Tranche will evidence that the Investor, until the Convertible Notes issued under a Tranche has been fully Converted, is the holder and owner of the issued Convertible Notes. The Issuer will keep a written ledger in which each Convertible Note issued is recorded. If and when so requested by the Investor, the Issuer shall deliver a copy of the ledger, certified by the CFO and CEO to be a true copy of the ledger, without delay to the Investor.

2.8	Warrants

On the date of this Agreement, the Issuer and the Investor executed the warrant agreement (the “Warrant Agreement”) pursuant to which warrants giving the holder rights to acquire shares shall be issued to the Investor upon the issuance of each Tranche (the “Warrants”).

3.	Early Termination and Suspension

3.1	Right to Early Terminate or Suspend the Agreement

(a)	The Investor has the right to terminate the Agreement by written notice to the Issuer if the Share market closing price as published by Bloomberg for at least ten consecutive Trading Days during the Commitment Period is equal to or lower than CHF 0.15.

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(b)	In cases of Clause 3.1(a)(a), in addition to the termination right, the Investor may alternatively elect, at its own discretion, to suspend the Agreement until the Share market price as published by Bloomberg again equals or exceeds CHF 0.15 by written suspension notice to the Issuer (such time period, the “Investor Suspension Period”). Notwithstanding any suspension, the Investor is at any time entitled to terminate this Agreement according to Clause 3.1(a). The Investor shall also be entitled to unilaterally end an Investor Suspension Period by way of written notice to the Issuer.

3.2	Consequences of the Termination of the Agreement

If the Agreement is terminated, the Maximum Commitment ceases to exist and the issued Convertible Notes shall be repaid in cash by the Issuer, whereby the amount to be repaid equals 105% of the nominal value of the Convertible Notes outstanding.

3.3	Consequences of a Suspension of the Agreement by the Investor

If the Investor suspends the Agreement pursuant to Clause 3.1(b), the Issuer shall not be entitled to request the Investor to subscribe for further Tranches during the duration of the Investor Suspension Period. The Commitment Period shall be extended, on a day-by-day basis, by such number of days as corresponds to the duration of the Investor Suspension Period.

4.	Purpose

The Issuer shall use all amounts received from subscriptions hereunder for general corporate purposes, including, for the avoidance of doubt, for purposes of financing the loan and guarantee commitments made to arago GmbH. The Investor is not bound to monitor or verify the application of any such amount.

5.	Conditions Precedent

5.1	Initial Conditions Precedent

The Investor shall only be obliged to subscribe for the First Tranche if:

(a)	the average daily value traded of the Class B Shares (excluding ten per cent. (10%) of the data points from the top and ten per cent. (10%) of the data points from the bottom of the data set) for the twenty (20) Trading Days immediately prior to the first Closing Date (with respect to the First Tranche), as published by Bloomberg, is higher than fifty thousand Swiss Francs (CHF 50,000); and

(b)	it has received all of the documents set out below in form and substance reasonably satisfactory to it:

(i)	the Issuer has complied with the covenants of the Issuer set forth in this Agreement, as well as any of its other obligations hereunder or under the Warrant Agreement; and

Agreement for the Issuance and Subscription of Convertible Notes	16

(ii)	minutes from a meeting of the Board of Directors evidencing that the Board of Directors has resolved to (A) enter into this Agreement and the Warrant Agreement, (B) either (x) has reserved conditional share capital (reserved for rights granted to third parties or shareholders in connection with Rights Bearing Obligations (as such term is defined in Article 4b of the Issuer's articles of association)) to cover the relevant Subscription Request and related Warrants in relation to those Tranches that the Issuer is required to (and does not only have a right to) issue to the Investor and/or (y) has created through an authorized share capital increase subscribed by one of the Company's subsidiaries Shares held in treasury, whereby such Shares are earmarked to cover the relevant Subscription Request, and (C) to withdraw existing shareholders' advance subscription rights in connection with the Agreement and the Tranches and Convertible Notes issuable thereunder.

5.2	Further Conditions Precedent

(a)	The Investor shall only be obliged to subscribe for the First Tranche and each Subsequent Tranche if on the relevant Subscription Date and Closing Date:

(i)	It has received a copy of the resolutions of the Issuer's Board of Directors referred to in Section 2.7(a);

(ii)	It has received a copy of the resolutions of the Issuer's Board of Directors or any other appropriate document (including, as the case may be, the resolutions of the Issuer's Board of Directors referred to in Section 2.7(a)) showing compliance with in Section 2.7(b);

(iii)	the Issuer has received from the Swiss Federal Tax Administration a ruling, substantially in the form attached hereto as Annex 5.2;

(iv)	the conditional capital of the Issuer (reserved for rights granted to third parties or shareholders in connection with Rights Bearing Obligations (as such term is defined in Article 4b of the Issuer's articles of association)) has been amended to provide for the issuance of up to 16,613,543 Shares, and such conditional capital increase has been submitted for registration in the Commercial Register no later than on 31 January 2021, provided that the condition in this Section5.2(iv) shall only apply to the obligation to subscribe for the Fourth Tranche and each Subsequent Tranche;

(v)	with respect to the First Tranche only, the Issuer has 926,331 Shares immediately available out of conditional share capital (reserved for rights granted in connection with Rights Bearing Obligations (as such term is defined in Article 4b of the Issuer's articles of association)) for the purpose of the conversion of the Convertible Notes issued pursuant to the First Tranche, which Shares shall be freely tradeable on the Exchange upon transfer to the Investor;

Agreement for the Issuance and Subscription of Convertible Notes	17

(vi)	with respect to the Second Tranche only, the Issuer has issued 5,000,000 Shares (out of its authorized share capital) and these Shares are held by the Issuer in treasury for the purpose of the conversion of the Convertible Notes issued pursuant to the Second Tranche, the Third Tranche and, if applicable, any Subsequent Tranche (and the exercise of the related Warrants), which Shares shall be freely tradeable on the Exchange upon delivery to the Investor;

(vii)	with respect to the Third Tranche only, the Issuer has immediately available 5,000,000 Shares, plus any Shares remaining out of conditional share capital (reserved for rights granted to third parties or shareholders in connection with Rights Bearing Obligations (as such term is defined in Article 4b of the Issuer's articles of association) that have not yet been used for the purpose of the conversion of the Convertible Notes issued pursuant to the First Tranche, minus such number of Shares which have been delivered to the Issuer pursuant to the conversion of any of the Convertible Loan Notes issued pursuant to the Second Tranche, which Shares are held by the Issuer in treasury for the purpose of the conversion of the Convertible Notes issued pursuant to the Second Tranche, Third Tranche and, if applicable, any Subsequent Tranche (and exercise of the related Warrants), which Shares shall be freely tradeable on the Exchange upon delivery to the Investor;

(viii)	with respect to the Fourth Tranche and each Subsequent Tranche, the Board of Directors and the Issuer having the required authority (out of the conditional share capital of the Issuer (reserved for rights granted to third parties or shareholders in connection with Rights Bearing Obligations (as such term is defined in Article 4b of the Issuer's articles of association) and/or based on Shares held in treasury by the Company or one of its Subsidiaries) for the issue or delivery of at least 140% of such number of Shares as would be required upon conversion of all outstanding Convertible Notes together with the Convertible Notes to be issued pursuant to the relevant Subscription Request calculated by dividing the aggregate principal amount of all such Convertible Notes by the VWAP as of the date of such Subscription Request or Closing Date (as the case may be) , which Shares shall be freely tradeable on the Exchange upon transfer to the Investor;

(ix)	the closing price for the Shares as published by Bloomberg is equal to or higher than CHF 0.15 for at least ten (10) consecutive Trading Days (the “Floor Price”);

(x)	the Issuer has complied with the covenants of the Issuer set forth in this Agreement, as well as any of its other obligations hereunder or under the Warrant Agreement;

(xi)	there is no event or change rendering any one of the representations and warranties set forth in Clause 10 untrue or incorrect in any material respect;

Agreement for the Issuance and Subscription of Convertible Notes	18

(xii)	no Event of Default is outstanding;

(xiii)	the Commitment Period has not elapsed;

(xiv)	either the applicable Cool Down Period having run or all the outstanding Convertible Notes issued to the Investor pursuant to this Agreement having been converted into freely tradeable Shares, and such Shares having been transferred to the relevant Convertible Note holder within two Trading Days;

(xv)	no payment is due by the Issuer to the Investor (or any of its Affiliates) and no delivery of Shares) resulting from a conversion of Notes or exercise of any Warrants by the Investor (or any of its Affiliates) is outstanding under this Agreement and/or under the Warrant Agreement;

(xvi)	the Shares continue to be listed on SIX Swiss Exchange and/or on any other Exchange, as the case may be, and the listing of the Issuer's Shares has not been suspended or threatened to be suspended from listing on SIX Swiss Exchange and/or on any other Exchange, as the case may be, as of the relevant date, by SIX Swiss Exchange and/or any other Exchange, as the case may be.

(b)	The Investor has the discretionary right to waive the total or partial satisfaction of any one of the above-mentioned conditions.

6.	Utilisation

The Issuer may utilize the Maximum Commitment by delivery to the Investor of a duly completed Subscription Request not later than 10.00 a.m. one (1) day before the proposed Subscription Date (subject in each case to the terms and conditions set forth in this Agreement).

7.	Conversion of the Convertible Notes

(a)	The Investor may, by delivering to the Issuer a Conversion Notice, request Conversion of each Convertible Note or part thereof held by the Investor into fully paid New Shares at any time during the Conversion Period (the “Conversion Notice”).

(b)	The Investor is obliged to request Conversion of each Convertible Note held by the Investor no later than at the expiration of the Conversion Period except in case an Event of Default has occurred and is outstanding and subject to the Investor's rights pursuant to Clause 15 and the Investor hence irrevocably undertakes to request Conversion of all outstanding Convertible Notes prior to the expiration of the Conversion Period. To the extent the Investor fails to request Conversion prior to the date falling ten (10) Business Days prior to the expiration of the Conversion Period and an Event of Default has not occurred and is not outstanding and subject to the Investor’s rights pursuant to Clause 16, the Issuer is entitled to request Conversion during the last ten (10) Business Days of the Conversion Period.

Agreement for the Issuance and Subscription of Convertible Notes	19

(c)	lt is understood and agreed that to the extent the formal Conversion Period pursuant to the Terms would extend beyond the date that falls twelve (12) months following the expiration of the Commitment Period (the “Backstop Date”), the Investor is nonetheless obliged to request Conversion of each Convertible Note held by the Investor prior to the Backstop Date except in case an Event of Default has occurred and is outstanding and subject to the Investor's rights pursuant to Clause 15 and the Investor hence irrevocably undertakes to request Conversion of all outstanding Convertible Notes prior to the Backstop Date. To the extent the Investor has failed to request Conversion prior to the date falling ten (10) Business Days prior to the Backstop Date, the Issuer shall be authorized to request Conversion on behalf of the Investor during the last ten (10) Business Days immediately prior to the Backstop Date. Such Conversion shall be made through the Issuer (or any person designated by the Issuer) completing a Conversion Notice on behalf of the Investor. A copy of such Conversion Notice shall immediately be sent to the Investor.

(d)	The Conversion Price (and hence the price for each New Share) that will be applied at Conversion is set out in the Terms (it is noted that the Conversion Price shall never be lower than CHF 0.05. The Conversion Price shall be calculated in accordance with the Terms.

(e)	The issuance of New Shares will be made by the Issuer within two Trading Days (or if the Shares have been suspended from trading for any reason, within two Business Days) from the receipt of a Conversion Notice in accordance with the Terms and the step plan for creation of the New Shares (the “Step Plan”) included in the Terms.

(f)	In order to deliver the New Shares to be received by the Investor upon Conversion, the Issuer shall deliver or procure to be delivered, no later than with two (2) Trading Days (or if the Shares have been suspended from trading for any reason, two (2) Business Days) from the receipt of a Conversion Notice, the New Shares to the securities account of the Investor notified to the Issuer. The Issuer shall deliver such New Shares out of treasury or conditional capital or any other manner compliant with Swiss law, under exclusion of any pre-emptive rights of existing shareholders.

8.	Repayment of the Tranches

As set out in the Terms, when the Issuer receives a Conversion Notice, the Issuer has the right, instead of issuing New Shares, to redeem the Convertible Note in cash using the following formula:

Agreement for the Issuance and Subscription of Convertible Notes	20

Reimbursement =	(	Conversion Amount	)	* Closing VWAP on the Conversion Date
Conversion Price

(the Cash Redemption Formula).

The repayment shall be made in accordance with the provisions set out in Terms.

9.	Covenants of the Issuer

The Issuer covenants and agrees, in respect of the period from the Signing Date and as long as any Convertible Note is outstanding:

(a)	The Issuer will, following Conversion, take all necessary actions to procure that the New Shares are delivered to the securities account of the Investor as designated by the Investor.

(b)	The Issuer will take all necessary steps in order to comply in all material respects with all applicable Swiss legal requirements and all applicable rules and regulations of any competent authority in Switzerland and with legal requirements applicable to the Issuer in case of a listing on an Exchange other than SIX Swiss Exchange in connection with the issue of the Convertible Notes and the Conversion and issue of New Shares.

(c)	At all times and in all material respect uphold, the Issuer will comply and act in accordance with the relevant provisions of the Issuer's listing agreement with SIX Swiss Exchange and/or with any other Exchange, as the case may be, the rules applying to companies whose shares are listed on SIX Swiss Exchange and/or on any other Exchange, as the case may be, the articles of association of the Issuer, and any and all other rules and regulations applicable to the Issuer from time to time.

(d)	To the extent permissible under applicable law, and subject to the obligation of the Issuer to comply with its obligations under applicable ad hoc publicity rules, Issuer shall provide to the Investor a draft of any press release (in English) to be issued by the Issuer in connection with the Convertible Notes and/or the Warrants or otherwise in connection with this Agreement and/or the Warrant Agreement at the latest two (2) calendar days prior to its contemplated date of circulation.

(e)	The Issuer will take any necessary steps and measures in order for the New Shares to be listed and tradable upon issuance.

(f)	Subject to Clause 10(d) and to the extent permissible under applicable law and stock exchange regulations, the Issuer shall give the Investor promptly notice of any draw-down with respect to any of its existing or future other standby equity distribution agreements, equity lines or similar instruments.

(g)	The Issuer shall refrain from disclosing, and shall cause its officers, directors, employees, advisors and agents to refrain from disclosing, any material non-public information to the Investor without also disseminating such information to the public.

Agreement for the Issuance and Subscription of Convertible Notes	21

(h)	The Issuer shall ensure that it is at all times in compliance with the Non-Bank Rules.

(i)	With respect to any deduction on account of Swiss Withholding Tax, paragraph (h) above shall not be breached if the number of creditors of the Issuer in respect of either the 10 Non-Bank Rule or the 20 Non-Bank Rule is exceeded solely as a result of a failure by the Investor to comply with its obligations under clause 18.3, the Investor having given an incorrect information as to its status as Qualifying Bank or having lost its status as Qualifying Bank or as one (1) creditor only for the purposes of the Non-Bank Rules. For the avoidance of doubt, the Issuer acknowledges that it is aware of the fact that the Investor does not qualify as Qualifying Bank but counts as one (1) creditor for the purposes of the Non-Bank Rules.

10.	Representations and Warranties of the Issuer

The Issuer hereby represents and warrants to the Investor that the representations and warranties given in this Clause shall be true and correct at the Signing Date, each Closing Date, each Conversion Date and at each Subscription Date:

(a)	The Issuer is duly incorporated and validly existing under the laws of Switzerland and has the requisite power and authority to enter into and perform its obligations under this Agreement, the Convertible Notes and pursuant to any certificate or other document furnished or to be furnished under this Agreement. The Issuer has full corporate power and all necessary licenses, permits and authorizations to carry on its business as now conducted and to own, lease and operate the assets and properties necessary in connection therewith. All issued shares of the Issuer are fully paid-in and non-assessable.

(b)	The Issuer or any of the material subsidiaries have not filed any petition for their winding-up, are not insolvent within the meaning of applicable laws (subject to subordination declarations, as per the most recent reports), and have not made any assignment or initiated any arrangement with their creditors, nor has any petition for receivership or any administration order been presented in respect of any of the Group Companies. No receiver or liquidator has been appointed in respect of the Group Companies or any of their material assets. A “material subsidiary” as used in this Agreement is any subsidiary or affiliate which contributes for more than 25% of the total turnover of the Issuer group.

(c)	This Agreement, and any certificate or other document furnished or to be furnished under this Agreement and the performance by the Issuer of its obligations under them have been duly authorized by all necessary corporate action on the part of the Issuer, and this Agreement and any other document or instrument executed in connection with this Agreement including each Tranche will, when executed, constitute valid and binding and enforceable obligations of the Issuer in accordance with their respective terms.

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(d)	The execution by the Issuer of this Agreement, the Warrant Agreement and any other document or instrument in connection with them, and the performance by the Issuer of its obligations under the Agreement, the Warrant Agreement and any other document or instrument in connection with them and the consummation of the transaction provided for in this Agreement, the Warrant Agreement and any other document or instrument in connection with them, do not and will not result in a breach of any provision of the articles of association of the Issuer or of any applicable law, order, judgement or decree of any court or governmental agency or of any agreement to which the Issuer is a party or by which the Issuer is bound.

(e)	The Issuer has fully complied with all reporting requirements and other obligations in accordance with Swiss securities laws and regulations of SIX. The Issuer's consolidated financial statements as of and for the period ended December 31, 2019 and 2018 fairly present, in all material respects, the consolidated financial position of the Issuer as at December 31, 2019 and 2018, respectively, and its consolidated results of operations and its consolidated cash flows for the years then ended in accordance with U.S. GAAP. From December 31, 2019 until the date hereof, the business of the Issuer has been conducted in the ordinary course of business in a manner consistent with past practice, unless otherwise disclosed by the Issuer in public announcements made in accordance with applicable law and the pertinent stock exchange rules.

(f)	The Issuer acknowledges that the Investor has solely relied on publicly available information disclosed by the Issuer. Taking the respective dates of, and the periods referred to in, such information into account, including the timing of the regular reporting duties, such information does, at such dates and for such periods, not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein (except to the extent deferral of disclosure is permissible under applicable law, including SIX regulations) and are, in the light of the circumstances under which they are made, not misleading.

(g)	The Issuer is not required to obtain any consent, waiver, authorization or order of, or make any filing or registration with, any court or other federal, state, provincial, local or other governmental or regulatory authority in connection with the execution, delivery and performance by the Issuer of this Agreement and the delivery of the New Shares to the Investor (other than the registration of New Shares with the competent commercial register and obtaining approval from SIX Exchange Regulation with respect to the listing and initial trading of the New Shares.

(h)	The Shares are, and the New Shares will upon issuance be, listed on SIX Swiss Exchange and/or on any other Exchange, as the case may be.

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(i)	There are no material suits, administrative, arbitration or other proceedings (including but not limited to tax proceedings) pending or to the Issuer's knowledge threatened against any of the Group Companies, and there are no such material suits or proceedings pending or to the Issuer's knowledge threatened by the Group Companies against any other person, nor are there to the Issuer's knowledge any circumstances which may result in such material suits, administrative, arbitration or other proceedings, the outcome of which, if it were unfavorable, would individually have a Material Adverse Change.

(j)	Each Convertible Note will constitute direct, unconditional, unsecured and unsubordinated obligations of the Issuer and, at all times so long as any amount thereunder is outstanding, shall rank equally with all other present or future unsecured and unsubordinated debt securities of the Issuer.

(k)	The Issuer has not, directly or indirectly, made any agreement or commitment with or to any investors where as a result of the issuance or sale of Shares under this Agreement any person or entity would have (i) pre-emptive rights or rights of first refusal with respect to the Shares to be delivered to the Investor or (ii) other rights to purchase or receive Shares or other securities of the Issuer.

(l)	Other than as publicly disclosed by the Issuer, and other than any options granted to directors, officers, employees, advisors and persons providing services to the Company or any of its subsidiaries under the Issuer's share option compensation plans, there are no securities or other rights in issue of the Issuer or any of its subsidiaries that are convertible into or exchangeable for Shares, and there are neither any claims against the Issuer to buy nor any obligations of the Issuer or any of its subsidiaries to issue, any Shares;

(m)	Neither the Issuer and its Affiliates nor, to the knowledge of the Issuer, any director, officer, agent, employee or Affiliate of any of them is a person or entity that is, or is owned fifty (50) percent or more or controlled by one or more persons or entities that are:

(i)	on the list of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of Treasury’s Office of Foreign Asset Control (OFAC SDN List);

(ii)	the subject of any economic sanctions administered or enforced by OFAC or the U.S. State Department, the United Nations Security Council (UNSC), the European Union (EU), Her Majesty’s Treasury (HMT), or other relevant sanctions authority (collectively, the “Sanctions”), nor has a place of business in, or is operating, organized, resident or doing business in, a country or territory that is, or whose government is, the subject of OFAC’s sanctions programs (including, without limitation, Crimea, Cuba, Iran, North Korea, Sudan and Syria) (the “Sanctions Programs”).

Agreement for the Issuance and Subscription of Convertible Notes	24

The Issuer and its Affiliates shall not, directly or indirectly, use the proceeds received under this Agreement, or lend, contribute, facilitate or otherwise make available such proceeds, directly or indirectly, to any Person: (a) to fund, directly or indirectly, any activities or business of or with any Person that is identified on the OFAC SDN List or that is an entity that is owned fifty (50) percent or more by one or more persons that are on the OFAC SDN List, or in any country or territory, that, during the time of such funding activities, is, or whose government is, the subject of Sanctions or Sanctions Programs; or (b) in any other manner that will result in a violation of Sanctions. The Issuer is not in violation of any of the sanctions imposed pursuant to CAATSA.

11.	Representations and Warranties and Covenants by the Investor

The Investor hereby represents and warrants to the Issuer that the representations and warranties given in this Clause shall be true and correct at the Signing Date and at each Subscription Date:

(a)	The Investor is duly incorporated and validly existing under the laws of Cayman Islands and has the requisite power and authority to enter into and perform its obligations under this Agreement, the Convertible Notes and in any certificate or other document furnished or to be furnished under this Agreement. The Investor has full corporate power and all necessary licenses, permits and authorizations to carry on its business as now conducted and to own, lease and operate the assets and properties necessary in connection therewith.

(b)	The Investor has not filed any petition for winding-up, is not insolvent within the meaning of applicable laws, and has not made any assignment or initiated any arrangement with its creditors, nor has any petition for receivership or any administration order been presented in respect of the Investor. No receiver or liquidator has been appointed in respect of the Investor or any of its material assets.

(c)	This Agreement, and any certificate or other document furnished or to be furnished under this Agreement and the performance by the Investor of its obligations under them have been duly authorized by all necessary corporate actions on the part of the Investor, and this Agreement and any other document or instrument executed in connection with this Agreement including each Tranche will, when executed, constitute valid and binding and enforceable obligations of the Investor in accordance with their respective terms.

(d)	The execution by the Investor of this Agreement and any other document or instrument in connection with it, and the performance by the Investor of its obligations under the Agreement and the consummation of the transaction provided for in this Agreement, do not and will not result in a breach of any provision of the articles of association of the Investor or, to the best of the Investor's knowledge of any applicable law, order, judgement or decree of any court or governmental agency or of any agreement to which the Investor is a party or by which the Investor is bound.

Agreement for the Issuance and Subscription of Convertible Notes	25

(e)	The Investor is a person other than a “U.S. person” (as defined in Regulation S (the “Regulation S”) under the U.S. Securities Act of 1933, as amended (the “Securities Act” - U.S. Person(s)) and is located outside the United States. The Investor understands that the Convertible Notes offered to or purchased by it are subject to restrictions on resale into the United States and to U.S. Persons for a period of 40 days after the issuance of such Convertible Notes in the name of the Investor (each such period, the “Restricted Period”), and agrees that, during the Restricted Period, it will not (i) offer, sell, pledge or otherwise transfer such Convertible Notes into the United States or to U.S. Persons, and that any such sale, offer, sale, pledge or transfer will be conducted in an “offshore transaction” (as defined in Regulation S) and without “directed selling efforts” (as defined in Regulation S) in the United States or (ii) deposit the New Shares in an unrestricted depositary receipt facility (including the Company’s ADS facility in the United States). The Investor understands that the Convertible Notes and the New Shares are being offered and sold to it pursuant to an exemption from registration under the Securities Act, or transaction not subject to, the registration requirements of the Securities Act in a transaction not involving a public offering of securities in the United States and that the Convertible Notes and the New Shares have not been and will not be registered under the Securities Act or with any state or other jurisdiction of the United States. The Investor agrees to notify any transferee to whom it subsequently reoffers, resells, pledges or otherwise transfers the Convertible Notes or New Shares during the Restricted Period of the restrictions set forth herein. In addition, prior to any such subsequent reoffer, resale, pledge or other transfer of the Convertible Notes or New Shares, the Investor will obtain from such transferee a written undertaking to comply with the transfer restrictions set forth herein.

12.	Events of Default

(a)	Event of Default means any of the following occurrences during the Conversion Period:

(i)	default by the Issuer in the payment of any cash amount due to the Investor under the Agreement (including, for the avoidance of doubt, the payment of the Investor's legal fees and the Commitment Fee) or any other breach of a covenant or any obligation under this Agreement or the Warrant Agreement (not waived in writing by the Investor) and which, if curable, is not cured within thirty (30) days as from the first of the following dates: (i) the date on which the Issuer becomes aware of this breach and (ii) the date on which the Investor notifies such breach to the Issuer, requesting that it be cured;

(ii)	failure by the Issuer to issue New Shares to the Investor in accordance with the terms of the Agreement (for example in case of late delivery of the new Shares to the Investor) due within five (5) Trading Days following a Conversion Date or Warrant Exercise Date;

Agreement for the Issuance and Subscription of Convertible Notes	26

(iii)	the de-listing of the Shares from SIX Swiss Exchange and/or from any other Exchange, as the case may be, at the request of the Issuer; for the avoidance of

(iv)	doubt, as long as the Shares are listed on one Exchange, a delisting of the Shares from another Exchange shall not be an Event of Default;

(v)	the suspension from trading of the Shares on the Market, except where the suspension from trading is either with the prior written consent of the Investor and suspension from trading is no longer than twenty (20) calendar days;

(vi)	The issuance of the New Shares and their transfer via book-entry to the Investor share account is no longer legally permitted by all laws and regulations to which the Issuer is subject;

(vii)	the Investor becomes entitled in accordance with the Terms to request immediate repayment of the Convertible Notes;

(viii)	a Material Adverse Change or Change of Control has occurred; and

(ix)	the Issuer or any of its material subsidiaries liquidates substantially all of its assets except for fair consideration or on an arm's length basis, or is declared bankrupt, enters into liquidation or becomes subject to company re-organization.

(b)	Upon the occurrence of an Event of Default, the Investor shall be entitled, at its sole discretion, to terminate this Agreement, in which case the Parties shall be under no further liability arising out of the Agreement (except as otherwise specifically provided and except for any liability arising before or in relation to such termination).

Upon such termination:

(i)	the Investor shall not have any obligation to subscribe for any further Tranches; and

(ii)	the outstanding amount of each Tranche shall become automatically redeemable in cash at 105% of the nominal value of the Convertible Notes outstanding and the total amount shall be paid back to the Investor within ten (10) Business Days as of the date of termination of this Agreement.

13.	Covenant of the Investor

The Investor hereby covenants that with respect to any given Trading Day during the term of this Agreement, the Investor shall not trade Shares which represent more than twenty per cent (20%) of the total trading volume of such Trading Day (as measured by total trading volume on the exchange on which the Shares being traded are listed).

Agreement for the Issuance and Subscription of Convertible Notes	27

14.	Listing of the Shares

As long as any Convertible Notes are outstanding and for a period of sixty-three (63) Business Days thereafter, the Issuer commits to keep the Shares listed on SIX Swiss Exchange and/or at any other Exchange, as the case may be.

15.	Redemption of the Convertible Notes

Without prejudice to the right of the Investor to terminate this Agreement in accordance with Clause 12(b) above, the Investor is entitled by notice to the Issuer to request the immediate repayment in cash equal to 105% of the principal amount of the relevant Convertible Notes (the “Redemption”) of the Convertible Notes in the event of a Material Adverse Effect, a Change of Control of the Issuer or an Event of Default.

16.	Commitment Fee

(a)	In consideration for the Maximum Commitment, the Issuer shall pay to the Investor a commitment fee (the “Commitment Fee”) equal to four and a half per cent (4.5%) of the total amount of the Commitment (six hundred ninety-seven thousand five hundred Swiss Francs (CHF 697,500)) as follows:

(i)	ninety three thousand Swiss Francs (CHF 93,000) shall be paid by the Issuer on the First Issuance Date by way of set off from the cash Subscription Price to be paid by the Investor with respect to the First Tranche, corresponding to 30% of a two-percent (2%) fee on the total amount of the Commitment (three hundred ten thousand Swiss Francs (CHF 310,000);

(ii)	two hundred and seventeen thousand Swiss Francs (CHF 217,000) shall be paid by the Issuer on the Second Issuance Date by way of set off from the cash Subscription Price to be paid by the Investor with respect to the Second Tranche, corresponding to 70% of a two-per-cent (2%) fee on the total amount of the Commitment (three hundred ten thousand Swiss Francs (CHF 310,000); and

(iii)	two and a half per cent (2.5%) of the total amount of the Commitment (three hundred and eighty seven thousand five hundred Swiss Francs (CHF 387,500) shall be paid on a pro rata basis by the Issuer on each Closing Date by way of set-off from the cash Subscription Price to be paid by the Investor with respect to each Tranche (by way of example, if (i) the Tranche size is one million five hundred thousand Swiss Francs (CHF 1,500,000), such Commitment Fee to be paid under this sub paragraph (ii) shall be thirty seven thousand five hundred Swiss Francs (CHF 37,500) and (ii) if the Tranche Size has been reduced in accordance with Clause 2.2 and a given Tranche size is only seven hundred fifty thousand Swiss France (CHF 750,000), such Commitment Fee to be paid under this sub paragraph (ii) shall be eighteen thousand seven hundred fifty Swiss Francs (CHF 18,750).

Agreement for the Issuance and Subscription of Convertible Notes	28

(b)	Notwithstanding anything to the contrary in this Agreement, any amount of the total Commitment Fee which has not been paid by the Issuer on or before the date which falls 18 calendar months from the date of this Agreement shall be paid by the Issuer to the Investor in cash by way of transfer to the Investor on or prior to the date which falls 12 calendar months from the date of this Agreement.

17.	Bank Accounts and Payments

(a)	All payments pursuant to this Agreement to the Issuer shall be made to the following bank accounts:

Issuer's bank account:

***

***

***

***

Account holder: WISeKey International Holding AG

(b)	Any payment to the Investor shall be made to such bank account notified by the Investor to the Issuer in writing no later than on the third Business Day prior to the date on which the transfer is to be made.

(c)	All payments to be made by the Issuer pursuant to this Agreement shall be made without (and free and clear of any deduction for) set-off or counterclaim.

(d)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(e)	The Investor may set-off any matured obligation due from the Issuer under this Agreement against any matured obligation owed by the Investor to the Issuer provided that the Investor shall not be entitled to set-off any amounts against the obligation to pay the Subscription Price for a Tranche.

18.	Miscellaneous

18.1	Notices

(a)	Other than with respect to a Conversion Notice and a Subscription Notice (each of which shall be sent via email in English and shall be deemed delivered on the date of transmission), all notices, requests, demands, approvals, waivers and other communications required or permitted under this Agreement must be written in English and shall be deemed to have been received by a Party when:

(i)	if delivered by post, unless actually received earlier, on the fifth (5th) Business Day (provided that a copy of the notice has also been sent by e-mail on the date of dispatch);

Agreement for the Issuance and Subscription of Convertible Notes	29

(ii)	if delivered by hand, on the day of delivery; and

(iii)	if delivered by e-mail with acknowledgement of receipt, on the day following the day of transmission,

provided however that, if it is delivered by hand or e-mail on a day which is not a Business Day or after 6.00 pm CET on a Business Day, it will instead be deemed to have been given or made at 8.00 am CET on the next Business Day.

(b)	The address and e-mail address for notices shall be:

(i)	if to the Issuer:

WISeKey International Holding AG

Address: General-Guisan-Strasse 6, 6300 Zug, Switzerland

Attention: Chief Financial Officer

E-mail address: pward@wisekey.com, johara@wisekey.com,

nverjus@wisekey.com

Copy:

Homburger AG

Address: Prime Tower, Hardstrasse 201, 8005 Zurich, Switzerland

Attention to: David Oser

E-Mail addresses: david.oser@homburger.ch

(ii)	if to the Investor:

GLOBAL TECH OPPORTUNITIES 8

Address: ARKA Corporate Services (Cayman) Limited, 71 Fort Street, 1st Floor Appleby Tower, P.O. Box 950 Grand Cayman KY1-1102, Cayman Islands Attention to: Pierre Vannineuse, Hugo Pingray, Amaury Mamou-Mani and Ben Pershick

E-mail addresses: p.vannineuse@abo.co, h.pingray@abo.co and a.mamou-mani@abo.co; bpershick@calderwood.ky

Copy via email (which shall not constitute notice):

Edward Keller, General Counsel

E-mail address: e.keller@abo.co

Each Party shall provide three (3) Business Days' prior notice to the other Party of any change in address or e-mail address.

18.2	Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies

(a)	This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by authorized representatives of the Parties or, in the case of a waiver, by an authorized representative of the Party waiving a condition or compliance. No such written instrument shall be effective unless it expressly recites that it is intended to amend, supersede, cancel, renew or extend this Agreement or to waive a condition or compliance with one or more of the terms hereof, as the case may be.

Agreement for the Issuance and Subscription of Convertible Notes	30

(b)	No delay on the part of either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either Party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

(c)	The rights and remedies herein provided are cumulative that either Party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be Limited by the fact that the act, omission, occurrence or other facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the Parties) as to which there is no inaccuracy or breach.

18.3	Binding Effect

(a)	This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

(b)	The Issuer may not assign or transfer its rights under this Agreement without the prior written consent of the Investor.

(c)	If the Investor intends to transfer or assign its rights under any of the Tranches or Convertible Notes, it shall provide due notice to the Issuer reasonably prior to any such transfer.

18.4	Interpretation

In case of any discrepancy between the provisions of this Agreement and the Terms the provisions of this Agreement prevail. The Parties undertake to take the necessary actions to implement the foregoing, including but not limited to consenting to registration of changes to the Terms.

18.5	Captions

All Clauses, titles or captions contained in this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement. All references herein to sections or clauses shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

Agreement for the Issuance and Subscription of Convertible Notes	31

18.6	Market Abuse Regulation

The Parties confirm that they are aware of the laws and regulations in force applicable to the communication or use of inside information within the meaning of Article 142 FMIA, and the financial and administrative penalties incurred in the event of violation of these rules and undertake to comply with all regulations applicable to the communication and use of inside information.

18.7	Fees and Expenses

Each Party shall pay its own costs and expenses, incurred in relation to the negotiation, preparation, signing and carrying into effect of this Agreement provided however that, as compensation for the Investor's services in connection with the issuance of the Tranches, the Issuer shall pay to the Investor the following non-refundable fees and expenses:

(a)	the Commitment Fee payable according to the terms and conditions of Clause 16 above; and

(b)	any legal fees in connection with the preparation and negotiation of this Agreement (up to a maximum of thirty-three thousand Swiss Francs (CHF 33,000) (excluding any VAT) as set forth in Clause 9.4.3) in accordance with the following paragraph, upon presentation of an invoice issued by the Investor to the Issuer with respect to such legal fees.

18.8	Advisors

Each Party acknowledges that the other Party has not acted as an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction. Each Party confirms that:

(a)	its own independent investigation and appraisal of the transactions contemplated hereby as it deems necessary has been made by it; and

(b)	all documentation, including this Agreement has been reviewed and discussed with its own advisors concerning such matters.

A Party shall therefore not have any responsibility or liability to the other Party with respect thereto.

18.9	Confidentiality

Each of the Parties to this Agreement hereby severally undertakes to each other that it will not make any public announcement or statement or communication or disclosure of whatever nature regarding this Agreement without the prior written consent of the other Party (save where required by the SIX Swiss Exchange rules, or any applicable law or the rules of any regulatory body, in which event the relevant Party will consult to the extent legally permitted and practically possible with the other Party prior to the making of such announcement, statement, communication or disclosure but will not be required to obtain the prior consent of the other Party). It is understood and agreed that the Investor has prior to the Signing Date approved a press release to be issued by the Issuer immediately following the Signing Date.

Agreement for the Issuance and Subscription of Convertible Notes	32

18.10	Ultimate Beneficial Owners of the Investor

The Investor hereby represents and warrants to the Issuer that the ultimate beneficial owner of the Investor is 100% Mr. Pierre Vannineuse. The Investor also acknowledges that there are reporting requirements with respect to the ultimate beneficial owner(s) of the Investor, and shall notify the Issuer if the ultimate beneficial owner(s) of the Investor change.

19.	Taxes

19.1	Tax Gross-Up

(a)	The Issuer shall make all payments (in cash or in kind) to be made by it under this Agreement or the Warrant Agreement without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Issuer shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Investor accordingly.

(c)	If a Tax Deduction is required by law to be made by the Issuer, the amount of the payment due from the Issuer shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Issuer shall deliver to the Investor evidence satisfactory to the Investor that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

19.2	Transfer Taxes

Any stamp taxes or securities transfer taxes will be borne by the Issuer.

20.	VAT

(a)	All amounts expressed to be payable under this Agreement by the Issuer to the Investor which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, if VAT is or becomes chargeable on any supply made by the Investor to the Issuer under this Agreement and the Investor is required to account to the relevant tax authority for the VAT, the Issuer must pay to the Investor (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Investor must promptly provide an appropriate VAT invoice to the Issuer).

Agreement for the Issuance and Subscription of Convertible Notes	33

(b)	Where this Agreement requires the Company to reimburse or indemnify the Warrant Holder for any cost or expense, the Company shall reimburse or indemnify (as the case may be) the Warrant Holder for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Warrant Holder reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax.

21.	Indemnification

To the extent permissible under Swiss law, the Issuer agrees to defend, protect, indemnify and hold harmless the Investor, and all of its officers, directors, partners, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively the “Investor Indemnities”) from and against any damages, and expenses in connection therewith, including reasonable attorneys’ fees (the “Indemnified Liabilities”), incurred by the Investor Indemnitees or any of them as a result of, or arising out of, or relating to (a) any material misrepresentation or breach of any representation or warranty made by the Issuer in this Agreement or any other certificate, instrument or document contemplated hereby, (b) any material breach of any covenant, agreement or obligation of the Issuer contained in this Agreement or any other certificate, instrument or document contemplated hereby executed by the Issuer.

22.	Entire Agreement

This Agreement together with the terms and conditions for the Terms represents the full agreement of the Parties. It is a substitute for and replaces all agreements and negotiations, oral or written, past and present dealing and agreements with respect to the matters discussed herein.

23.	Force Majeure and Limitation

A Party shall not be held responsible for any damage arising out of any legal enactment, or any measure undertaken by a public authority, or war, strike, lockout, boycott, blockade or any similar circumstance. The reservation in respect of strikes, lockouts, boycotts and blockades applies even if the Party takes such measures, or is subject to such measures. A Party shall not in any case be held responsible for any indirect damage, consequential damage and/or loss of profit. Should there be an obstacle as described above for a Party to take any action in compliance with this Agreement, such action may be postponed until the obstacle has been removed.

24.	Execution

This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, each of which, when so executed and delivered, shall be an original, but together the counterparts shall constitute one document.

Agreement for the Issuance and Subscription of Convertible Notes	34

25.	Governing Law and Jurisdiction

(a)	This Agreement (including the below jurisdiction clause) shall be governed by and construed in accordance with the substantive laws of Switzerland, excluding its conflict of laws principles providing for the application of the laws of any other jurisdiction.

(b)	Any dispute, controversy or claim arising out of, or in connection with, this Agreement, or the breach, termination or invalidity thereof, shall be submitted to the jurisdiction of the ordinary courts of Zurich, Switzerland.

(c)	The Parties undertake and agree that all proceedings conducted with reference to this jurisdiction clause will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such proceedings, as well as any decision or ruling that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the written consent of the other Party. This notwithstanding, a Party shall not be prevented from disclosing such information in order to safeguard in the best possible way his rights vis-a-vis the other Party in connection with the dispute, or if the Party is obliged to so disclose pursuant to statute, regulation, a decision by an authority, a stock exchange contract or similar rule or regulation.

Agreement for the Issuance and Subscription of Convertible Notes	35

IN WITNESS WHEREOF, the Parties, each by its duly authorized officers, have executed this Agreement as of the day and year first written above

WISEKEY INTERNATIONAL HOLDING AG /s/ Carlos Moreira	GLOBAL TECH OPPORTUNITIES 8
Signed by Carlos Moreira, in his capacity of CEO:	Signed by Benjamin Pershick, in his capacity as Director:

/s/ Peter Ward
Signed by Peter Ward, in his capacity of CFO:

[Remainder of page intentionally left blank]

Agreement for the Issuance and Subscription of Convertible Notes	36

IN WITNESS WHEREOF, the Parties, each by its duly authorized officers, have executed this Agreement as of the day and year first written above

WISEKEY INTERNATIONAL HOLDING AG	GLOBAL TECH OPPORTUNITIES 8 /s/ Benjamin Pershick
Signed by Carlos Moreira, in his capacity of CEO:	Signed by Benjamin Pershick, in his capacity as Director:

Signed by Peter Ward, in his capacity of CFO:

[Remainder of page intentionally left blank]

Agreement for the Issuance and Subscription of Convertible Notes	37

Schedule 1

Terms and Conditions for the Convertible Notes

Agreement for the Issuance and Subscription of Convertible Notes	1

TERMS AND CONDITIONS FOR CONVERTIBLE NOTES

1.	Definitions

Unless the context otherwise requires, any capitalized terms which are not defined herein shall have the meaning given to them in the Agreement. In these Terms, the following means:

ADSs	American Depositary Shares representing Class B Shares.

Agreement	means the Issuance and Subscription of Convertible Notes agreement dated December 8, 2020.

Business Day	a day when banks in Zurich (Switzerland), New York (New York State, the United States), Dubai (United Arab Emirates) and London (England) are open for general banking business (other than over the inter-net only).

Cash Redemption Formula	shall have the meaning ascribed to it in Clause 3 of this Terms.

Change of Control

means:

(a)      an event or series of events resulting in one or more persons acting in concert (except for Mr. Carlos Creus Moreira if such person or persons acts together with Mr. Carlos Creus Moreira) owning or controlling 50.01 per cent or more of the votes in the Issuer; for the avoidance of doubt, holders of Class A Shares are not considered a group acting in concert.

(b)      the Shares ceasing to be listed on any market administered by SIX Swiss Exchange and/or any other Exchange; or

(c)      any person being obliged under the Swiss Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading of June 19, 2015, as amended from time to time (the FMIA), to make a mandatory public offer for all the shares in the Issuer.

Agreement for the Issuance and Subscription of Convertible Notes	2

For the purposes of this definition “acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares of the Issuer by any of them, either directly or indirectly, to obtain control of the Issuer.

Class A Shares	shall mean, collectively, the Issuer's current Class A shares as issued by the Issuer with a nominal value of CHF 0.01 each.

Closing VWAP	means, as of any Pricing Period and Conversion Date, the daily VWAP of a Share on the Market on which the Shares are traded throughout the trading day

Commitment Period	the Commitment Period pursuant to the Agreement.

Conversion	exchange of debt pursuant to a Convertible against New Shares pursuant to these terms and conditions.

Conversion Amount	shall have the meaning set forth in Clause 3 of these Terms;

Conversion Cash Payment	Shall have the meaning set forth in Clause 3 of these Terms.

Conversion Date	shall have the meaning set forth in Clause 4 of these Terms;

Conversion Notice	shall have the meaning set forth in Clause 4 of these Terms;

Conversion Period	the period during which notice of Conversion can be given and must be received according to these terms and conditions, as further specified in the Agreement.

Conversion Price	means the higher of (i) CHF 0.05 and (ii) ninety-seven per cent. (97%) of the average of the five lowest Closing VWAPs during the Pricing Period preceding the Conversion Date. The Conversion Price will be determined by truncation after three decimal places.

Agreement for the Issuance and Subscription of Convertible Notes	3

Conversion Ratio	shall have the meaning set forth in Clause 5 of these Terms.

Convertible Note	a debenture issued by the Issuer pursuant to these terms and conditions and which entitles the Convertible Holder to convert its debt into New Shares pursuant to these terms and conditions.

Convertible Holder	the holder of a Convertible Note.

Event of Default	shall have the meaning set forth in the Agreement.

Exchange	SIX Swiss Exchange.

Investor	Global Tech Opportunities 8.

Issuer	WISeKey International Holding Ltd.

Material Adverse Change

any event external to the Issuer having an effect on the value of the business, operations, properties, or financial condition of the Issuer that is material and adverse to the Issuer and its affiliates, taken as a whole and/or any condition, circumstance or situation that would prohibit or materially and significantly impact the ability of the Issuer to enter into and perform any of its obligations under the Agreement in any material respect.

For the purpose of this definition, “affiliate” shall mean a person or entity that directly or indirectly controls, is controlled by, or is under common control with, another person or entity.

New Shares	means the Shares (including, for the avoidance of doubt, Shares held in treasury) issued to the Convertible Holder following Conversion.

Pricing Period	shall mean a period of twenty (20) Trading Days immediately preceding the relevant date to be considered in order to determine the Conversion Price.

Restricted Period	shall have the meaning set forth in Clause 7(g) of these Terms.

Securities Act	shall have the meaning set forth in Clause 7(g) of these Terms.

Agreement for the Issuance and Subscription of Convertible Notes	4

Shares	shall mean, collectively, the Issuer's current Class B shares as issued by the Issuer with a nominal value of CHF 0.05 each and listed on the Exchange (Class B Shares), and any new shares of the Issuer issued after the date of the Agreement, in each case to the extent listed and tradeable on an Exchange. For the avoidance of doubt, the Issuer's ADSs shall not be considered Shares.

Trading Day	any day on which the Shares are traded on the Exchange, provided that “Trading Day” shall not include (i) any day on which the Issuer’s shares are scheduled to trade on such market for less than 4.5 hours (it being specified for the avoidance of doubt that any day during which there would be no effective trading is considered a Trading Day if such suspension is not due to a suspension requested by the Issuer or by the Exchange or any other Exchange at which the Shares might be listed) or (ii) any day that the Issuer’s shares are suspended from trading at the request of the Issuer or the Exchange during the final hour of trading on such market unless such day is otherwise designated as a Trading Day in writing by the Convertible Holder.

Terms	means these terms and conditions of Notes as may be amended from time to time.

U.S. Person(s)	shall have the meaning set forth in Clause 7(g) of these Terms.

2.	Loan Amount, Interest Rate, Maturity, etc.

(a)	Each Convertible Note shall have a principal amount of ten thousand Swiss Francs (CHF 10,000).

(b)	The Convertible Notes do not bear any interest.

(c)	The Issuer will register the Convertible Notes in a debt book and hence no physical promissory notes representing the Convertible Notes will be issued. The Convertible Notes will thus be considered to be issued to a certain person.

(d)	The Issuer assumes liability for payment of the loan represented by the Convertible Notes and undertakes to effect payment and Conversion pursuant to these Terms and the Agreement.

(e)	The Issuer shall pay the loan amount represented by the Convertible Notes (their principal amount) on the due date or, if the due date is not a Business Day, on the Business Day immediately after such date, subject to and in accordance with these Terms and this Agreement. The Convertible Holder is obliged to designate a bank account for payment and payment shall be made to the bank account most recently designated.

Agreement for the Issuance and Subscription of Convertible Notes	5

(f)	Except as otherwise expressly provided for in the Agreement and/or in these Terms, the Issuer shall not be entitled to prepay the loan amount represented by the Convertible Notes (nor to redeem the Convertible Notes) prior to Conversion or the maturity of the relevant Convertible Notes.

3.	Conversion of the Convertible Notes into Shares of the Issuer; Conversion Period

Each Convertible Holder shall have the right at any time during the Conversion Period to convert all or any of the Convertible Notes into New Shares, and to determine the number of its Convertible Notes to be converted, and the corresponding aggregate Principal Amount so converted (the “Conversion Amount”).

At the Issuer's option, the Issuer shall have then the right, upon receipt of a Conversion Notice sent by the Convertible Holder, to:

(i)	deliver New Shares to the Convertible Holder in accordance with the provisions of Clause 4 of these Terms; or

(ii)	pay to the Convertible Holder one hundred percent (100%) of any Conversion Notice, in cash, calculated as per the following formula:

Reimbursement =	(	Conversion Amount	)	* Closing VWAP on the Conversion Date
Conversion Price

(the “Cash Redemption Formula”)

4.	Conversion

Each Convertible Holder may convert all or any of its Convertible Notes on any Trading Day (or if the Shares are suspended from trading, any Business Day) of its choice during the Conversion Period, effective at the date of the sending by a Convertible Holder of a Conversion Notice via email to the Issuer to the following email address: exercise_notice@wisekey.com and wihn_ihk@zkb.com (such date, the “Conversion Date”).

On each chosen Conversion Date, each Convertible Holder shall convert all or any of its Convertible Notes by giving notice to the Issuer (the “Conversion Notice”) via email in accordance with the immediately preceding paragraph, using the form attached in Schedule 3 to the Agreement and specifying the number of Convertible Notes to be converted and the corresponding Conversion Amount in accordance with Clause 3 of these Terms.

Agreement for the Issuance and Subscription of Convertible Notes	6

The Issuer, after updating the register in which the Convertible Notes are registered, shall in turn procure the issue of the relevant number of New Shares to the relevant Convertible Holder and the consideration therefor shall be the release by the Convertible Holder of an amount of debt equal to the Conversion Amount (by way of set-off with the issue price for the New Shares).

Upon conversion the Issuer shall promptly issue the relevant number of New Shares and credit them to the Convertible Holder’s custodian account within two (2) Trading Days (or if the Shares are suspended from trading, two (2) Business Days) following the Conversion Date. The Issuer shall liaise with the custodian of the Convertible Holder and the Convertible Holder will procure that the Custodian will liaise with the Issuer to ensure prompt delivery.

5.	Conversion Ratio

Upon conversion of Convertible Notes, if the relevant Convertible Holder does not receive the relevant number of New Shares as provided for in the paragraphs above, at the Convertible Holder’s discretion, the Issuer shall pay to the relevant Convertible Holder an amount equal to (i) the difference (if positive) between the closing middle market price two (2) Trading Days (or if the Shares have been suspended from trading, two (2) Business Days) after the Conversion Date and the closing middle market price on the Trading Day immediately prior to the date on which the relevant Shares are credited to the account of the custodian of the relevant Convertible Holder, for each new Share which was issued upon the relevant conversion of Convertible Notes together with the amount of any dividend to which they would have been entitled should that entitlement be lost due to a delay in issue plus (ii) a flat fee of one thousand Swiss Francs (CHF 1000) for each day of delay with respect to the conversion of the Convertible Notes in full.

The number of New Shares issued by the Issuer to the relevant Convertible Holder upon conversion of one or several Convertible Notes in accordance with Clause 4 of these Terms will be calculated as the Conversion Amount divided by the Conversion Price (the “Conversion Ratio”).

If the issue of New Shares upon conversion of any Convertible Notes issued would result in the issue of a fraction of a Share, the Issuer shall round such fraction of a Share down to the nearest whole Share.

The New Shares issued shall be issued credited as fully paid. The conversion shall not require the payment of any fee or charge by the relevant Convertible Holder.

Any payment to a Convertible Holder made by the Issuer in accordance with these Terms shall be made by the Issuer to the relevant Convertible Holder by wire transfer to a bank account notified by the relevant Convertible Holder to the Issuer, in immediately available, freely transferable funds in Swiss Francs.

6.	Pre-Mature Repayment

(a)	Without prejudice to the right of the Convertible Holder to terminate the Agreement in accordance with the terms of the Agreement, the Convertible Holder has the right to request immediate cash repayment of all Convertible Notes outstanding upon the occurrence of a Material Adverse Effect, a Change of Control of the Issuer or an Event of Default, provided that a request for repayment in case of an Event of Default may only be made as long as the Event of Default remains outstanding at the time of such request of the Convertible Holder.

Agreement for the Issuance and Subscription of Convertible Notes	7

(b)	As set out in these Terms, the Convertible Holder is also entitled to request pre-mature repayment in case of a merger, other than any merger transaction where the voting rights attached to the Shares and the Class A Shares outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, voting rights representing more than 50% of the combined voting power of the surviving person immediately after giving effect to such transaction. For avoidance of doubt, the acquisition of arago GmbH by WISeKey International Holding AG does not constitute a merger and therefore does not give rise to pre-mature repayment.

(c)	Following a request for pre-mature repayment in accordance with this Section 6, payment shall be made no later than ten (10) Business Days following the request for pre-mature repayment.

7.	Conversion

(a)	The Convertible Holder is entitled to request Conversion during the period as from the subscription of the Convertible Notes to and including twelve (12) months after the date of its subscription.

(b)	The Issuer and the Convertible Holder may agree to shorten or prolong the Conversion Period as per Clause 7.

(c)	The Issuer may request Conversion during the ten (10) last Business Days of the Conversion Period as per Clause 7. To the extent that the Convertible Holder has not requested Conversion during the Conversion Period, the Convertible Holder shall be deemed to have requested Conversion of the Convertibles on the last Business Day of the Conversion Period as per Clause 4.

(d)	Conversion must always cover the entire nominal value of the Convertible Note for which request for Conversion is made. Upon request for Conversion, the Issuer, in its sole discretion, shall be entitled to, in whole or in part, pay a cash consideration in the amount of the Cash Conversion Payment as calculated using the Cash Redemption Formula to the Convertible Holder instead of issuing shares in accordance with Clause 7.

Any cash consideration in accordance with this 7(e) shall be paid no later than ten (10) Business Days following receipt of the request for Conversion.

(e)	For the avoidance of doubt, the Parties agree that a Conversion into ADSs will not be available to the Convertible Holder.

Agreement for the Issuance and Subscription of Convertible Notes	8

(f)	The Investor is a person other than a “U.S. person” (as defined in Regulation S (Regulation S) under the U.S. Securities Act of 1933, as amended (the “Securities Act” - U.S. Person(s)) and is located outside the United States. The Investor understands that the Convertible Notes offered to or purchased by it are subject to restrictions on resale into the United States and to U.S. Persons for a period of 40 days after the issuance of such Convertible Notes in the name of the Investor (each such period, the “Restricted Period”), and agrees that, during the Restricted Period, it will not (x) offer, sell, pledge or otherwise transfer such Convertible Notes into the United States or to U.S. Persons, and that any such sale, offer, sale, pledge or transfer will be conducted in an “offshore transaction” (as defined in Regulation S) and without “directed selling efforts” (as defined in Regulation S) in the United States or (z) deposit the New Shares in an unrestricted depositary receipt facility (including the Issuer’s ADS facility in the United States). The Investor understands that the Convertible Notes and the New Shares are being offered and sold to it pursuant to an exemption from registration under the Securities Act, or transaction not subject to, the registration requirements of the Securities Act in a transaction not involving a public offering of securities in the United States and that the Convertible Notes and the New Shares have not been and will not be registered under the Securities Act or with any state or other jurisdiction of the United States. The Investor agrees to notify any transferee to whom it subsequently reoffers, resells, pledges or otherwise transfers the Convertible Notes or New Shares during the Restricted Period of the restrictions set forth herein. In addition, prior to any such subsequent reoffer, resale, pledge or other transfer of the Convertible Notes or New Shares, the Investor will obtain from such transferee a written undertaking to comply with the transfer restrictions set forth herein.

8.	Effectuation of Conversion

Following a request for Conversion, the issuance of New Shares of the Issuer to the Convertible Holder, including the allocation of the New Shares on the Convertible Holder's securities account, shall be effected by the Issuer within two (2) Trading Days (or if the Shares are suspended from trading, two (2) Business Days) from receipt of such request for Conversion as set forth in the following step plan which will be executed in accordance with the standard business practices of the banks involved:

Step#	Time	Action	Responsible Party
1	T	The Convertible Holder delivers Conversion Notice to the Issuer, copying Zürcher Kantonalbank (ZKB) using the following email address: wihn_ihk@zkb.ch, Bar-	The Convertible Holder

Agreement for the Issuance and Subscription of Convertible Notes	9

Step#	Time	Action	Responsible Party
bara.Tschan@zkb.ch, Dominic.Enzler@zkb.ch and indicating, among others, the number of New Shares to be received.
2		ZKB sets up DB-DI instruction to SIX SIS SECOM sys tem, indicating number of shares to be registered into SIX SIS SECOM system.	ZKB
3		ZKB informs the Issuer’s share register (Computershare) and WISeKey on the execution of step #2.	ZKB
4		The Issuer confirms vis-a-vis Computershare the relevant number of New Shares to be entered into the share register.	Issuer
5		Computershare creates relevant number of New Shares in the share register in the form of intermediated securities (Bucheffekten), registered as “Dispo-Shares”.	Computershare
6

Computershare confirms (i) in SIX SIS SECOM system creation of shares as instructed by ZKB is step #2 and (ii) vis-à-vis ZKB that relevant number of WISeKey Shares has been created and registered in the share register as “Dispo-Shares”.

Relevant number of New Shares is reflected in SIX SIS SECOM System and New Shares are at ZKB's disposal for further steps.

Computershare
7	T + max. two Trading Days	ZKB allocates relevant number of New Shares in trad- able form of intermediated securities (Bucheffekten) on the securities account with CS.	ZKB
8		Bank of the Convertible Holder of New Shares sold by instructs Computershare to enter the Convertible Holder as holder of New Shares (replacing former registration of newly created New Shares as "Dispo-Shares").	Bank of the Convertible Holder

Agreement for the Issuance and Subscription of Convertible Notes	10

Step#	Time	Action	Responsible Party
9	Computershare amends the share register accordingly.	Computershare

9.	Dividend on New Shares

Shares created through Conversion convey right to dividend as from the first record date for dividends that occurs following effectuation of Conversion and registration of such shares into the Issuer’s share ledger.

10.	Merger, De-Merger, Winding-Up and Bankruptcy

10.1	Merger

(a)	If the shareholders’ meeting resolves to approve a merger pursuant to which the Issuer shall merge into another company, the Convertible Holders shall receive at least equivalent rights in the absorbing company as in the Issuer (the absorbed company), provided that the Convertible Holders are not entitled to have their Convertible Notes redeemed pursuant to the merger plan.

(b)	Notwithstanding the provisions in Clause 2 above concerning maturity date, the Convertible Holders may during a period of sixty (60) calendar days starting on the day after the resolution of the shareholders’ meeting to approve the merger plan demand immediate payment of the nominal value of their Convertible Notes, except with respect to a merger transaction where the voting rights attached to the Shares and the Class A Shares outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, voting rights representing more than 50% of the combined voting power of the surviving person immediately after giving effect to such transaction.

(c)	The provisions in this Clause 11.1 shall not in any way limit the rights that the Convertible Holders may have under law in their capacity as creditors in connection with the merger.

10.2	De-Merger

(a)	If the shareholders’ meeting resolves to approve a de-merger plan pursuant to which the Issuer shall dissolve by means of some or all of the Issuer’s assets and liabilities are transferred to one or several other companies, the Convertible Holders shall receive at least equivalent rights in the acquiring company, or when applicable, the acquiring companies, as in the Issuer (the transferring company), provided that the Convertible Holders are not entitled to have their Convertible Notes redeemed pursuant to the de-merger plan.

Agreement for the Issuance and Subscription of Convertible Notes	11

(b)	The provisions in this Clause 11.2 shall not in any way limit the rights that the Convertible Holders may have under law in their capacity as creditors in connection with the de-merger.

10.3	Winding-Up

(a)	If it is resolved that the Issuer shall be wound-up, no notice of Conversion may thereafter be given and no Conversion may thereafter be effected. The right to give notice of Conversion and the obligation to effect Conversion ceases with the winding-up resolution, regardless of the grounds for the resolution and whether the same shall have gained legal force.

(b)	If the winding-up is not carried through, notice of Conversion may again be made and Conversion again be effected in accordance with these Terms.

(c)	No later than twenty-one (21) calendar days prior to the shareholders’ meeting to consider a voluntary winding-up pursuant to Article 736 Number 2 of the Swiss Code of Obligations of March 30, 1911, as amended from time to time, the Convertible Holders shall be notified of the contemplated winding-up. The notice shall contain a reminder of that no notice of Conversion may be given nor conversion be effected after that the shareholders’ meeting having resolved that the Issuer shall be wound-up.

(d)	The provisions in this Clause 11.3 shall not in any way limit the rights that the Convertible Holders may have under law in their capacity as creditors in connection with the winding-up.

10.4	Bankruptcy

(a)	If a court of law declares the Issuer bankrupt, no notice of Conversion may thereafter be given and no conversion thereafter be effected. The right to give notice of Conversion and the obligation to effect Conversion ceases with the bankruptcy order, regardless of the grounds for the order and whether the same shall have gained legal force.

(b)	If the bankruptcy order is revoked, notice of Conversion may again be made and Conversion again be effected in accordance with these Terms.

11.	Limitation Period for Receiving Payment

The right to receive payment of the loan amount shall lapse ten (10) years after the due date. Funds allocated for lapsed payments shall vest in the Issuer.

12.	Notices

Notices concerning the Convertible Notes shall be sent by e-mail to each Convertible Holder at the e-mail address most recently known to the Issuer. The Convertible Holders are obliged to inform the Issuer of their name and current e-mail address.

Agreement for the Issuance and Subscription of Convertible Notes	12

13.	Interpretation

In case of any discrepancy between the provisions of these Terms and the Agreement the provisions of the Agreement prevail.

14.	Variation of the Terms and Conditions/Transfers

The Issuer shall be entitled to vary these Terms to the extent required by legislation, decisions of courts of law or authorities. The Convertible Holders shall be notified of any variations without unnecessary delay.

If the Investor intends to transfer or assign its rights under any of the Convertible Notes, it shall provide due notice to the Issuer reasonably prior to any such transfer.

15.	Limitation of Liability

(a)	With respect to the actions incumbent on the Issuer, the Issuer shall not be held liable for damage arising as a result of Swiss or foreign legislation, any action of a Swiss or foreign authority, acts of war, strikes, blockades, boycotts, lockouts, or similar circumstances.

(b)	If the Issuer is hindered from taking any measure due to a circumstance referred to in the first paragraph, the taking of such measure may be postponed until such hinder no longer exists.

16.	Taxes

All payments under the Convertible Notes will be made without deduction or withholding of any applicable taxes. Any stamp taxes or securities transfer taxes will be borne by the Issuer.

17.	Governing Law and Jurisdiction

(a)	These Terms and any legal issues arising thereof, shall be governed by and construed in accordance with the laws of Switzerland, excluding its conflict of laws principles providing for the application of the laws of any other jurisdiction.

(b)	Any dispute, controversy or claim arising out of, or in connection with, these Terms, or the breach, termination or invalidity thereof, shall be submitted to the jurisdiction of the ordinary courts of Zurich, Switzerland.

All proceedings conducted pursuant to this Clause 19, all information disclosed and all documents submitted or issued by or on behalf of any of the disputing parties or the court in any such proceedings as well as all decisions and awards made or declared in the course of any such proceedings shall be kept strictly confidential and may not be used for any other purpose than these proceedings or the enforcement of any such decision or ruling nor be disclosed to any third party without the prior written consent of the party to which the information relates or, as regards to a decision or award, the prior written consent of all the other disputing parties.

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